Ex. 99-B.8.69
AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT ("Amendment") effective 11/7, 2003, by and between ING LIFE INSURANCE AND ANNUITY COMPANY (formerly known as Aetna Life Insurance and Annuity Company) (the "Company") and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company and Distributor are parties to a certain Fund Participation Agreement dated July 1, 2000 (the "Agreement"), pursuant to which shares of the Funds are made available to serve as underlying investment media for Variable Annuity Contracts ("Contracts") to be issued by the Company;

WHEREAS, the parties have agreed to amend the Agreement to add an additional class of shares of the Funds to be made available as investment options under the Agreement;

WHEREAS, the parties have agreed to amend the Agreement to revise the reimbursement terms as set forth herein: and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Compensation. Section 4(d) of the Agreement is hereby deleted in its entirety and is not replaced. The existing sections shall be re-lettered accordingly. Schedule B is hereby deleted in its entirety and is replaced by the attached Schedule B. Schedule C is deleted in its entirety and is not replaced.

2. Entire Agreement. In the event of a conflict between the terms of this Amendment No. 1 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 1 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 1, the parties hereby confirm and ratify the Agreement.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

ING LIFE INSURANCE AND ANNUITY COMPANY		AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Laurie M. Tillinghast	By:	/s/ William M. Lyons
Name:	Laurie M. Tillinghast	Name:	William M. Lyons
Title:	Vice President	Title:	President

SCHEDULE B

FEES PAYABLE TO THE COMPANY

Servicing Fees

Distributor agrees to pay the Company a servicing fee based on the expense ratios set forth below of the average net assets invested in the Investor, Advisor and/or R Class shares of the Funds through the Company's arrangement with Plans or through the Company's Variable Annuity Contracts in each calendar quarter:

Investor Class

No Administrative Services Fee shall be paid on any Investor Class Funds with an expense ratio at or below 45 basis points. An Administrative Services Fee of 5 basis points shall be paid on any Investor Class Funds with an expense ratio of 46 basis points to 55 basis points. An Administrative Services Fee of 25 basis points shall be paid on any Investor Class Funds with an expense ratio of 56 basis points to 74 basis points. An Administrative Services Fee in accordance with the schedule below shall be paid on any Investor Class Funds with an expense ratio greater than or equal to 75 basis points.

Advisor Class

No Administrative Services Fee shall be paid on any Advisor Class Funds with an expense ratio less than or equal to 70 basis points. An Administrative Services Fee of 5 basis points shall be paid on any Advisor Class Funds with an expense ratio of 71 basis points to 80 basis points. An Administrative Services Fee of 25 basis points shall be paid on any Advisor Class Funds with an expense ratio of 81 basis points to 99 basis points. An Administrative Services Fee in accordance with the schedule below shall be paid on any Advisor Class Funds with an expense ratio greater than or equal to 100 basis points.

R Class

No Administrative Services Fee shall be paid on any R Class Funds with an expense ratio at or below 95 basis points. An Administrative Services Fee of 5 basis points shall be paid on any R Class Funds with an expense ratio of 96 basis points to 105 basis points. An Administrative Services Fee of 25 basis points shall be paid on any R Class Funds with an expense ratio of 106 basis points to 124 basis points. An Administrative Services Fee in accordance with the schedule below shall be paid on any R Class Funds with an expense ratio greater than or equal to 125 basis points.

The expense ratio of each Fund is set forth in each Fund's then-current prospectus.

Assets[1] Fee

Assets between $0 - $400mm 25.0 basis points
Assets greater then $400mm 35.0 basis points

12b-1 Fees

Distributor shall make quarterly payments to ING Financial Advisers, LLC, an affiliate broker dealer of the Company which is the principal underwriter for the Contracts, based the annual rates set forth below on all Advisor and/or R Class shares of the Funds through the Company's arrangements with Plans or the Company's Variable Annuity Contracts in each calendar quarter.

Advisor Class
25 basis points of the average aggregate amount invested by the Company in Advisor Class shares of the Funds.

R Class
50 basis points of the average aggregate amount invested by ING in R Class shares of the Funds.

The total asset level shall include only those Funds that meet the requirements for reimbursement in accordance with the schedule as set forth above. The total asset level shall be determined by aggregating the assets invested in the Funds by the Company with all assets invested in the American Century family of funds by the Company's affiliates under the following agreements:

Fund Participation Agreement dated July 1, 2000 between Distributor and ING Life Insurance and Annuity Company

(formerly known as Aetna Life Insurance and Annuity Company)

Fund Participation Agreement dated July 1, 2000 between Distributor and ING Life Insurance Company of America (formerly known as Aetna Life Insurance Company of America)